Exhibit 99.1

Saga Communications, Inc. Names Warren Lada to Board of Directors

GROSSE POINTE FARMS, Mich., May 24, 2018 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) announced today the increase of its number of Board members to seven and the appointment of Warren Lada to its Board of Directors, effective immediately.  As was previously announced Mr. Lada is retiring from his position as Chief Operating Officer at the end of June, 2018.

Mr. Lada began his broadcast career in 1976 and served in various capacities for several broadcast companies before joining Saga in 1991where he initially served as General Manager of WAQY, Rock 102 in Springfield, MA.  Mr. Lada held several positions during his 27 years with the Company, ultimately serving as Chief Operating Officer until his retirement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 26 markets, including 75 FM radio stations, 33 AM radio stations and 75 metro signals.  For additional information contact us at 313/886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements.  Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K.  Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, as well as Saga's actual performance.  Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.